UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1325 Airmotive Way, Suite 276, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (775) 786-6444

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 12, 2007, the Board of Directors (the “Board”) of El Capitan Precious Metals, Inc. (the “Company”) approved and adopted an amendment to the Company’s 2005 Stock Incentive Plan (the “Plan”) to increase the number of shares of the Company’s common stock authorized for issuance under the Plan from 8,000,000 to 11,000,000 shares.

Item 5.02 Compensatory Arrangements of Certain Officers

Effective March 31, 2008, upon the recommendation of the Compensation Committee the Board amended the employment agreement dated April 30, 2007 between the Company and Kenneth P. Pavlich, its President and CEO, such that the Aggregate Value of the Monthly Base Salary (section 4) is amended to include a minimum value of $12,500. The maximum monthly value of $100,000 remains unchanged.

Effective March 31, 2008, upon the recommendation of the Compensation Committee the Board amended the employment agreement dated May 4, 2007 between the Company and R. William Wilson, its Chief Financial Officer, such that the Aggregate Value of the Monthly Base Salary (section 4) is amended to include a minimum value of $13,500. The maximum monthly value of $39,000 remains unchanged.

A copy of the employment agreement for Mr. Pavlich was filed as an attachment to the Company’s Form 8-K dated May 4, 2007 and a copy of the employment agreement for Mr. Wilson was filed as an attachment to the Company’s Form 8-K dated May 9, 2007.

Effective March 31, 2008, upon the recommendation of the Compensation Committee the Board granted each of Mr. Pavlich and Mr. Wilson a ten year option to purchase 98,000 shares and 28,000 shares, respectively, of the Company’s common stock pursuant to the 2005 Stock Incentive Plan. All shares of the options will vest upon the Corporation’s common shares achieving a ten trading day average market closing price at or above $0.50 per share or the conclusion of a transaction involving the sale of the El Capitan property, subject to the terms of the option agreement, with the exercise price to be equal to the market closing price of $0.19 per share, the Company’s market closing price on March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

Date: April 1, 2008	By:	/s/ R. William Wilson
R. William Wilson
Chief Financial Officer